Exhibit 10.22

CONFIDENTIAL

Execution Copy - 11-16-2009

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

COLLABORATION AGREEMENT

THIS COLLABORATION AGREEMENT (the “Agreement”) is made as of November 16, 2009 (the “Effective Date”), by and between ADIMAB, INC., a Delaware corporation having an address at 16 Cavendish Court, Lebanon, NH 03766 (“Adimab”) and MERRIMACK PHARMACEUTICALS, INC., a Massachusetts corporation having an address at One Kendall Square, Suite B7201, Cambridge, MA 02139 (“Merrimack”).

BACKGROUND

WHEREAS, Adimab is the leader in the business of yeast-based fully human antibody discovery using its proprietary core technology platform;

WHEREAS, Merrimack wishes to discover and develop as therapeutic and diagnostic products one or more antibodies directed to a disease-related biological target of interest to Merrimack;

WHEREAS, the Parties wish to collaborate to have Adimab discover antibodies directed against this disease-related biological target, and to have Merrimack determine their activity and have the option to license certain of these antibodies for development as a pharmaceutical product, all as more particularly set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, and for other good and valuable consideration, the receipt of which is hereby acknowledged, Adimab and Merrimack hereby agree as follows:

ARTICLE 1

DEFINITIONS.

The following initially capitalized terms have the following meanings (and derivative forms of them shall be interpreted accordingly):

1.1      “Adimab Materials” means any tangible biological or chemical materials (including all [**] and other [**] in the form of tangible biological or chemical materials) provided by Adimab to Merrimack under the Research Program[**].

1.2      “Adimab Program Antibody Know-How” means all Know-How Controlled by Adimab [**] that [**] for Merrimack [**] or [**] Program Antibodies as provided in the Research Plan, or [**].  The Adimab Program Antibody Know-How excludes [**] that is [**] or [**] than the [**] of the foregoing sentence.  The Parties do not intend for Merrimack to obtain under this Agreement the ability or right to practice the Platform/Core Technology for antibody discovery purposes.

1.3      “Adimab Program Antibody Patents” means any and all Program Antibody Patents the subject invention of which is an Adimab Program Invention or a Joint Invention.

1.4      “Adimab Program Inventions” means all Program Inventions for which Adimab (or its Affiliate) has (meaning that it employs or has engaged as a consultant) at least one (1) person who would be a properly named inventor on the U.S. Patent claiming such invention, other than Joint Program Inventions.  Inventorship for purposes of this definition, and all intellectual property-related definitions in this Agreement, shall be determined in accordance with United States patent law.

1.5      “Affiliate” means an entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with a Party.  For this purpose, “control” means the ownership of fifty percent (50%) or more of the voting securities entitled to elect the directors or management of the entity, or the actual power to elect or direct the management of the entity.

1.6      “BLA” means a Biologic License Application (as defined in the U.S. Federal Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated thereunder (21 C.F.R. §§ 600-680) in the United States or a comparable filing in any other jurisdiction (i.e., a filing with a Regulatory Authority that must be made prior to importing, marketing and selling a biological product), in each case with respect to a Product.

1.7      “Confidential Information” has the meaning given in Section 6.1.

1.8      “Control” means, with respect to any Know-How or Patent, [**]other than pursuant to this Agreement[**]of the [**] as provided for in this Agreement without violating the terms of any written agreement with any Third Party.

1.9      “Cover” means, with respect to a particular item (which may be an antibody or a product) and a particular Patent, that such Patent claims or covers [**] of [**] of [**] or [**] or [**] or [**] of [**] of [**] of the [**] and/or [**] or [**] or [**] or [**] of [**], for [**] of the [**] of the [**] or [**] in the [**] in the [**] of a [**] on [**] in the [**] in the [**].

1.10    “Diagnostic Product” means a Product for the diagnosis of any human disease or condition.

1.11    “EU” means the European Union.

1.12    “Evaluation Term” means the time period beginning at the end of the Research Term and ending [**] months thereafter.

1.13    “Field” means treatment, prophylaxis and diagnosis of any and all diseases and all diseases and conditions in humans.

1.14    “First Commercial Sale” means, with respect to a Product in any country, the first sale, transfer or disposition for value or for end use or consumption of such Product in such country after BLA (or equivalent) approval (in the case of Therapeutic Products) or other Regulatory Approval (in the case of Diagnostic Products) has been achieved for such Product in such country.

1.15    “Joint Inventions” means any and all Program Inventions for which Adimab (or its Affiliate) and Merrimack (or its Affiliate) each have (meaning that each employs or has engaged as a consultant) at least one (1) person who would be a properly named inventor on the U.S. patent claiming such invention.

1.16    “Joint Program Antibody Patent” means any Program Antibody Patent the subject invention of which is a Joint Invention.

1.17    “Joint Serendipitous Inventions” means all Joint Inventions other than those claimed by Joint Program Antibody Patents or constituting Platform/Core Technology Improvements.

1.18    “Know-How” means all technical information and know-how, including inventions, discoveries, trade secrets, specifications, instructions, processes, formulae, materials (including cell lines, vectors, plasmids, nucleic acids and the like), methods, protocols, expertise and other technology applicable to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them or processes for their manufacture, formulations containing them or compositions incorporating or comprising them, and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data, instructions, processes, formula, and expertise.

1.19    “Licensed Antibody” has the meaning given in Section 3.2.

1.20    “Licensed Antibody Program Patents” means those Program Antibody Patents that Cover one or more Licensed Antibody/ies.

1.21    “Major EU Countries” means Great Britain, France, Germany, Italy and Spain.

1.22    “Major Market” means any of the United States, the EU or Japan.

1.23    “Merrimack Materials” means any tangible biological or chemical materials (including antigen samples and other Know-How in the form of tangible biological or chemical materials) provided by Merrimack to Adimab under the Research Program.

1.24    “Merrimack Program Antibody Patent” means any Program Antibody Patent the subject invention of which is a Merrimack Program Invention.

1.25    “Merrimack Program Inventions” means all Program Inventions for which Merrimack (or its Affiliate) has (meaning that it employs or has engaged as a consultant) at least one (1) person who would be a properly named inventor on the U.S. Patent claiming such invention, other than Joint Program Inventions.

1.26    “Net Sales” means the gross amount invoiced by Merrimack, or its Affiliates, licensees or sublicensees for the sale of a Product, less any of the following applicable deductions to the extent actually granted and included in the invoiced amounts: [**], and [**] and [**], in [**] or [**] and [**] or [**], or [**] on [**] for [**] and [**]; or [**] for [**].  Even

if there is overlap between any of deductions [**] each individual item shall only be deducted once in each Net Sales calculation.

Net Sales calculated as described above shall be adjusted for Combination Products, as provided in Section 4.7.  The same adjustment shall be applied to product bundles (in the countries where bundling is permitted).

Net Sales shall, as to any unit of Product, be calculated based on the first sale of such unit of Product by Merrimack or any of its Affiliates, licensees or sublicensees to a Third Party (other than a licensee or sublicensee).  Net Sales excludes amounts from sales of Product between Merrimack and any of its Affiliates, licensees or sublicensees, provided that the Product quantities are intended for use in a clinical trial or in other research or development activities, as a free sample, or for resale (in circumstances in which if resold the resale will be included in the calculation of Net Sales).

If Merrimack (or its Affiliates, licensees or sublicensees) structure a commercial transfer of quantities of Product as something other than a “sale” such that Merrimack (or its Affiliates, licensees or sublicensees) receives value as a direct result of such other commercial transfer, and excluding the situation where the transfer is to provide a Product quantity for use in a clinical trial or in other research or development activities, as a free marketing sample or is intended for resale by Merrimack or its Affiliates, licensees or sublicensees, then such transfer shall be deemed to be a sale at the value received by Merrimack (or its Affiliates, licensees or sublicensees).  For non-limiting example, if Merrimack (or its Affiliates, licensees or sublicensees) purports to lease Product rather than sell Product, the lease revenues would be included in the gross amounts invoiced that are used to calculate Net Sales.  As another non-limiting example, if Merrimack (or its Affiliates, licensees or sublicensees) were to give away quantities of Product for free in connection with a sale transaction with the transferee in which the transferee purchases quantities of another product, a reasonable portion of the amounts paid by the transferee for the other product would be deemed to be gross sales amount allocable to a sale of the Product.

1.27    “Option” means Merrimack’s option as described in Section 3.2.

1.28    “Party” means Adimab or Merrimack.

1.29    “Patent” means any patent application or patent anywhere in the world, including all of the following kinds: provisional, utility, divisional, continuation, continuation-in-part, and substitution applications; and utility, re-issue, re-examination, renewal and extended patents, and patents of addition, and any Supplementary Protection Certificates, restoration of patent terms and other similar rights.

1.30    “Phase I Clinical Trial” means, with respect to a Product, a clinical trial on sufficient numbers of human patients or subjects for the primary purposes of evaluating safety, metabolism and pharmacokinetics, as described in 21 C.F.R. §312.21(a), or similar clinical study in a country other than the United States.

1.31    “Phase III Clinical Trial” means, with respect to a Product, a clinical trial on sufficient numbers of human patients that is designed to establish that such Product is safe and efficacious for its intended use, and to define warnings, precautions and adverse reactions that are associated with such Product in the dosage range to be prescribed, and more directly (than a phase II clinical trial) supporting Regulatory Approval or label expansion of such Product, as described as a phase III clinical trial in 21 C.F.R. §312.21(c), or similar clinical study in a country other than the United States, or other pivotal trial intended to serve to gather the pivotal data to support Regulatory Approval of the Product.

1.32    “Platform/Background Patents” means all Patents [**] the [**] that [**] not [**] the [**] or [**] on the basis of the [**] in which [**] under the [**].

1.33    “Platform/Core Technology” means [**] and [**] that [**] antibody [**] and [**] in the [**] and [**] of [**] of the [**].

1.34    “Platform/Core Technology Improvement” means all [**] or [**] of the Research Program and [**] (and Patents claiming them) [**] or [**] including any and all [**] or [**] to [**] as [**] of the [**].

1.35    “Product” means any product that [**] or [**] or [**] as [**] of, [**] and [**] of [**].

1.36    “Program Antibody” means each antibody [**] or [**] under the Research Program.  It is understood and agreed that [**] to [**] of [**], the [**] are [**] to [**] of [**] are [**] to [**].

1.37    “Program Antibody Patents” means Patents that [**] a Program Antibody or product containing a Program Antibody [**] are [**] and [**] is [**] of the [**] and [**] do not [**] the [**], and [**] (for example, a reformulation or a dosing regimen), and a [**] is [**] be considered a Program Antibody Patent [**] to [**] on [**] are [**] to [**] Program Antibody Patent).

1.38    “Program-Benefited Antibody” has the meaning given in Section 9.4.

1.39    “Program Inventions” means any patentable invention that is conceived and/or first reduced to practice in the course of or as a result of the activities conducted under this Agreement.

1.40    “Program Know-How” means all Know-How made, developed, invented or discovered by employees, contractors or agents of either Party or of both Parties pursuant to this Agreement, excluding Program Inventions claimed in any Program Patent that has published or issued.

1.41    “Program Patent” means any Patent claiming a Program Invention.

1.42    “Regulatory Approval” means with respect to a particular country or region, all approvals, licenses, registrations or authorizations by any Regulatory Authority necessary in order to legally sell a Product in such country or region for the purpose for which it is labeled.

1.43    “Regulatory Authority” means the FDA or any counterpart of the FDA outside the United States.

1.44    “Research Plan” means the plan set forth in Exhibit A.

1.45    “Research Program” means the program of research conducted under this Agreement in accordance with the Research Plan.

1.46    “Research Term” means the period beginning on the Effective Date and ending upon completion of the Research Plan.

1.47    “Research Committee” has the meaning given in Section 2.2.

1.48    “Specific Antibody Information” has the meaning given in Section 6.1.

1.49    “Target” means the disease-related biological target of interest to Merrimack that is specified in Exhibit A.

1.50    “Therapeutic Area” means a [**] and [**].

1.51    “Therapeutic Product” means a Product that is a pharmaceutical (or biologic drug) composition and is to be used for the treatment or prevention of any human disease or condition.

1.52    “Third Party” means an entity other than a Party or the Affiliate of a Party.

1.53    “Valid Claim” means a claim of a Patent within the Licensed Antibody Program Patents, which claim is issued and unexpired and has not been found to be unpatentable, invalid or unenforceable by a court or other authority having jurisdiction, from which decision no appeal is taken, will be taken or can be taken; or (ii) is pending and has not been finally abandoned or finally rejected and has been pending for no more than [**] years.

1.54    References in the body of this Agreement to “Sections” refer to the sections of this Agreement.  The terms “include,” “includes,” “including” and derivative forms of them shall be deemed followed by the phrase “without limitation” regardless of whether such phrase appears there (and with no implication being drawn from its inconsistent inclusion or non-inclusion).

1.55    To avoid doubt, the term “antibody” as used everywhere else in this Agreement includes full-length antibodies, fragments thereof, and chemically modified versions thereof (including pegylated versions and regardless of whether containing amino acid substitutions), all of the foregoing whether naturally occurring, artificially produced, raised in an artificial system, or created through modification of an antibody produced in any of the foregoing ways or otherwise.

ARTICLE 2

PROGRAM.

2.1          General. Each Party shall use its reasonable efforts to carry out the Research Program activities assigned to such Party in the portion of the Research Plan that relates to “Part 1,” on the applicable timeline set forth in the Research Plan.  Adimab’s performance obligations under the Research Program shall be contingent upon Merrimack providing the Merrimack Materials set forth in the Research Plan and the project funding set forth in Section 4.2, and shall expire at the end of the Research Term.  Merrimack’s performance obligations under the Research Program shall be contingent upon Adimab providing the Adimab Materials set forth in the Research Plan, and shall expire at the end of the Research Term.

The Research Plan also includes certain activities labeled “Part 2,” relating generally to [**].  Part 2 is optional for both Parties, and is outlined in the Research Plan only to facilitate the Parties mutual understanding of what further work they could consider doing together.  Adimab is under no obligation to perform the work in Part 2, and Merrimack is under no obligation to fund such work, in each case, unless the Parties otherwise mutually agree in writing in a formal amendment to this Agreement.  If after Part 1, Merrimack believes it would like to proceed to Part 2, it shall notify Adimab, and the Parties shall discuss in good faith fees for Part 2, and if they reach agreement will execute a written amendment to this Agreement to reflect their agreement.

2.2          Scientific Research Committee.  Promptly after the Effective Date, the Parties shall form a steering committee consisting of [**] representatives from each Party (the “Research Committee”).  The Research Committee shall meet from time to time promptly after the date of a written request by either Party.  It shall operate by consensus.  Adimab’s initial members of the Research Committee shall be [**].  Merrimack’s initial such members shall be [**] Program.  Either Party may change its Research Committee members upon written notice to the other Party.  The Research Committee may meet in person or by teleconference or videoconference.  Each Party shall designate one of its Research Committee members as co-chair.  The co-chairs shall be responsible to circulate, finalize and agree on minutes of each meeting within thirty (30) days after the meeting date.  The Research Committee’s role is to facilitate communication regarding progress in relation to the Program Antibodies and collaboration generally.  The Research Committee shall [**], other than the following:  The co-chairs of the Research Committee (one from each Party) may by mutual written agreement [**] in a manner that does not materially increase either Party’s performance obligations under this Agreement (“[**]”).  Other than the [**], the Research Committee shall have [**].

2.3          Reports.

(a)           By Adimab.  Within [**] days after delivering the last installment of Program Antibodies to Merrimack under the Research Program, Adimab shall provide written reports to Merrimack of the Program Antibodies Adimab has identified and any information with respect to them the Research Plan provides for Adimab to disclose.  Adimab shall not be required to disclose any [**] to Merrimack.

(b)           By Merrimack.  Within [**] days after achieving milestones [**] in Section 4.2(b), and then every [**] months throughout the term of the Option and for so long as Merrimack or its Affiliates, licensees or sublicensees generate Program-Benefited Antibodies, Merrimack shall provide written reports to Adimab.  Merrimack’s reports shall provide any data and other Know-How Merrimack is required to provide under the Research Plan and shall disclose all Program-Benefited Antibodies since the date of the last report.

2.4          Use of Adimab Materials.  Merrimack shall not use Adimab Materials in any way outside of the Research Program or other than pursuant to the license granted under this Agreement while such license is in effect.  Among other things, this means that, except under the Research Program or pursuant to such license, Merrimack shall not: (i) provide Adimab Materials to any Third Party, (ii) sequence or modify the Adimab Materials, or (iii) use sequence information regarding Program Antibodies that constitutes Confidential Information of Adimab and remains subject to the confidentiality restrictions in Article 6 or quantities of Program Antibodies delivered to Merrimack by Adimab or Adimab Materials, in the case of each of the foregoing clauses (i), (ii) and (iii) for any purpose other than to pursue the research, development, manufacture and commercialization of Products and potential Products in accordance with this Agreement.

                Adimab retains title to the Adimab Materials, including all quantities of Program Antibodies that it provides under the Research Program.  Such quantities of Adimab Materials are for use solely in assessing whether to exercise the Option or for research and development activities subsequent to Merrimack’s exercise of the Option within the scope of the resulting license under Section 3.3(b).  Such quantities shall not be [**].  Merrimack shall return to Adimab or destroy such quantities on expiration of the Evaluation Term, if Merrimack does not exercise the Option and Adimab requests such return or destruction in writing.

2.5          Use of Merrimack Materials.  Adimab shall use the Merrimack Materials solely to perform the Research Program.  Adimab shall not transfer the Merrimack Materials outside of Adimab.  Within [**] days after the Research Term ends, Adimab will return to Merrimack or, if requested, destroy any remaining Merrimack Materials.

ARTICLE 3

LICENSES; OPTION; DEVELOPMENT & COMMERCIALIZATION

3.1          Mutual Research Program Licenses.

(a)           To Merrimack.  Adimab hereby grants Merrimack a non-exclusive license under the Adimab Program Antibody Patents and Adimab Program Antibody Know-How, for Merrimack to perform Merrimack’s responsibilities as provided for in the Research Plan as part of the Research Program during the Research Term and to perform non-clinical research during Evaluation Term in order to evaluate whether to exercise the Option.

(b)           To Adimab.  Similarly, Merrimack and its Affiliates hereby grant to Adimab a non-exclusive license under all Patents and Know-How Controlled by Merrimack (or its Affiliate) and relating in any way to the Target or any Merrimack Materials, for Adimab to perform Adimab’s responsibilities as provided for in the Research Plan as part of the Research Program during the Research Term and Evaluation Term.

3.2          Merrimack Option.  Adimab hereby grants Merrimack the exclusive option to obtain the assignment and license of Section 3.3, exercisable by written notice to Adimab on or before expiration of the Evaluation Term and by payment of the option exercise fee of Section 4.3 by the time set forth in that Section.  Merrimack shall, in its written notice to exercise the Option, specify up to [**] Program Antibodies as, and together with any Program-Benefited Antibodies, the up to [**] Program Antibodies specified by Merrimack in such notice shall be, the “Licensed Antibodies.”

3.3          Development/Commercialization Assignment and License.  Adimab hereby, effective on Merrimack’s exercise of the Option:

(a)           assigns to Merrimack, subject to the terms and conditions of this Agreement, all right, title and interest in and to the Licensed Antibody Program Patents; and

(b)           grants to Merrimack, subject to the terms and conditions of this Agreement, a worldwide, sublicenseable, non-exclusive license under the Platform/Background Patents, Program Patents (other than Licensed Antibody Program Patents) and Adimab Program Antibody Know-How, in the Field, to research, develop, make, have made, use, sell, offer to sell, import and export Licensed Antibodies and Products during the term of this Agreement; provided that, on a Product-by-Product and country-by-country basis, such license shall convert to a fully paid-up, non-royalty-bearing, perpetual, non-exclusive license upon the expiration of the applicable Royalty Term (but not upon earlier termination of this Agreement).

3.4          Diligent Development and Commercialization.  “Commercially Reasonable Efforts” means the level of efforts required to carry out a task in a diligent and sustained manner without undue interruption, pause or delay; which level is at least commensurate with the level of efforts that a biopharmaceutical company of similar size to, and with similar resources as, Merrimack would devote to a product of similar potential and having similar commercial and scientific advantages and disadvantages resulting from the company’s own research efforts, taking into account safety and efficacy; the competitiveness of alternative products; proprietary position of the product; pricing and reimbursement; and all other relevant scientific, regulatory and commercial factors.  Merrimack, together with its Affiliates, licensees and sublicensees, shall, if Merrimack exercises the Option, devote Commercially Reasonable Efforts to [**] develop, seek [**] for, and [**] commercialize at least [**] in each of the Major Markets.  As to the EU, Merrimack shall be deemed to have satisfied such Commercially Reasonable Efforts obligation if [**].

[**] to terminate Merrimack’s licenses hereunder with respect to [**], subject to the notice and cure provisions in Section 9.2.  In the event that Merrimack’s licenses hereunder are terminated [**] to [**] with [**] are [**] and [**] and [**] or [**].

[**], Merrimack will provide Adimab with a written report of Product progress in development and commercialization, Merrimack’s and its Affiliates’ activities in that regard.  If requested by Adimab, then, within [**] days of receipt, Merrimack shall meet with Adimab to discuss such report at a mutually convenient time and location.  Merrimack shall make the following personnel available for such meetings:  the [**] (or equivalent) for Product Development, and a person at [**] or above with responsibility for alliance management (or equivalent).  Each Party shall be responsible for its own out-of-pocket costs of any such meeting requested by Adimab.

3.5          Section 365(n) of the Bankruptcy Code.  The licenses granted under this Article 3 shall be treated as licenses of rights to “intellectual property” (as defined in Section 101(56) of Title 11 of the United States Code, as amended (the “Bankruptcy Code”)) for purposes of Section 365(n) of the Bankruptcy Code.  The Parties agree that Merrimack may elect to retain and may fully exercise all of its rights and elections under the Bankruptcy Code.  Under no circumstances, however, shall this be interpreted to mean that Merrimack (or any Affiliate, licensee or sublicensee of Merrimack) has any right to receive disclosure or documentation of the Platform/Core Technology (including its operation), whether or not alleged to be an “update” or an embodiment of intellectual property licensed under this Agreement.

ARTICLE 4

FINANCIAL TERMS.

4.1          Technology Access Fee.  Merrimack shall pay Adimab a technology access fee equal to [**] Dollars ($[**]) within [**] business days after the Effective Date.

4.2          Project Funding.

(a)           Lead Identification Research Fee.  Merrimack shall pay to Adimab [**] Dollars ($[**]) within [**] days after Adimab’s initiation of activities under the Work Plan.  Adimab shall notify Merrimack promptly in writing when such initiation has occurred.

(b)           Lead Identification Research Success Fees/Milestone Payments.  Merrimack shall report in writing achievement of each event (except for, as to achievement of the first such event (i.e., the event described in row 1 of the table below) by Adimab, Adimab shall report such achievement to Merrimack in writing) within [**] days after such achievement, and simultaneously Merrimack shall pay the corresponding research milestone payment to Adimab, as to the first achievement of each of the corresponding milestone events in the following table.  If Merrimack requires an invoice for such purposes, it may request one in advance in order to be able to make timely payment.

Research Milestone Event		Research Milestone Payment
1.	[**]	1.	[**] Dollars ($[**])
2.	[**]	2.	[**] Dollars ($[**])
3.	[**]	3.	[**] Dollars ($[**])

                Each of the foregoing research milestone payments is payable a maximum of one (1) time only, even if achieved more than once.

4.3          Option Exercise Fee.  Merrimack shall, within [**] days after the date of Merrimack’s notice of exercise of the Option under Section 3.2, pay to Adimab an option exercise fee of One Million Dollars ($1,000,000), together with any and all research milestone payments not previously paid under Section 4.2 (whether or not the events set forth in Section 4.2 have actually been achieved).  If Merrimack requires an invoice for this purpose, it may request one from Adimab in advance in order to be able to make timely payment.

4.4          Milestone Payments.

(a)           Therapeutic Development Milestones.  For each Therapeutic Product in each of its first 4 Therapeutic Areas, Merrimack shall report in writing to Adimab the achievement of each event and pay the corresponding development milestone payment (each a “Therapeutic Development Milestone”) to Adimab, each within [**] days after achievement of the corresponding Therapeutic Development Milestone event in the following table (whether achieved by or on behalf of Merrimack or its Affiliate or any other entity acting on behalf of any of them or having received a license, sublicense or other rights from any of the foregoing).  If Merrimack requires an invoice for this purpose, then Merrimack may request one in advance in order to be able to make timely payment.

Therapeutic Development Milestone Event		Therapeutic Development Milestone Payment
1.	[**]	1. [**] Dollars ($[**]), subject to reduction to [**] Dollars ($[**] as provided In Section 4.4(a)(i).
2.	[**]	2. [**] Dollars ($[**])
3.	[**]	3. [**] Dollars ($[**])
4.	[**]	4. [**] Dollars ($[**])
5.	[**]	5. [**] Dollars ($[**])
Maximum per Therapeutic Product in each of the first 4 Therapeutic Areas		[**] Dollars ($[**])

(i)            The payment for Therapeutic Development Milestone 1 shall be reduced to [**] Dollars ($[**] months [**].

(ii)           All Therapeutic Development Milestones are payable on a Therapeutic Product-by-Therapeutic Product and Therapeutic Area-by-Therapeutic Area basis for each of the first 4 Therapeutic Areas per Therapeutic Product.  No Therapeutic Development Milestones are due for Therapeutic Areas beyond the fourth Therapeutic Area (i.e., a “[**]” or “[**]” Therapeutic Area, and so on).  Notwithstanding the foregoing, if a Therapeutic

Development Milestone is paid on a Therapeutic Product with respect to a Therapeutic Area, and subsequently further development and/or commercialization of such Therapeutic Product for such Therapeutic Area is abandoned, and following such abandonment Merrimack achieves the same Therapeutic Development Milestone with a different Therapeutic Product for the same Therapeutic Area, such Therapeutic Development Milestone shall not be due with respect to such subsequent milestone achievement.

(iii)         For this purpose, all Therapeutic Products [**] shall be considered a [**] Therapeutic Product.  [**].  A [**] Therapeutic Product containing [**] Licensed Antibody shall be considered a [**] Therapeutic Product from [**] that Licensed Antibody and [**] antibodies (whether Licensed Antibodies or otherwise).

(iv)          On a Therapeutic Product-by-Therapeutic Product basis:  if Merrimack achieves a Therapeutic Development Milestone event with respect to a “first,” “second,” “third,” or “fourth” Therapeutic Area without having achieved a prior Therapeutic Development Milestone event with respect to such “first,” “second,” “third,” or “fourth”[**]Therapeutic Area as applicable, then Merrimack will make the prior Therapeutic Development Milestone payment together with the payment of the Therapeutic Development Milestone payment for the achieved subsequent milestone event.  For all purposes under this Section, whether a Therapeutic Area is “first,” “second,” “third,” or “fourth” for any given milestone event will be determined not based on which Therapeutic Area started first in development, but rather on which Therapeutic Area first achieves the milestone event. For a non-limiting example, [**].

(b)           Diagnostic Development Milestones.  For each Diagnostic Product, Merrimack shall report in writing to Adimab the achievement of each event and pay the corresponding development milestone payment to Adimab (each, a “Diagnostic Development Milestone”), each within [**] days after the achievement of the corresponding Diagnostic Development Milestone event in the following table (whether achieved by or on behalf of Merrimack or its Affiliate or any other entity acting on behalf of any of them or having received a license, sublicense or other rights from any of the foregoing).  If Merrimack requires an invoice for such purposes, it may request one in advance in order to be able to make timely payment.

Diagnostic Development Milestone Event	Diagnostic Development Milestone Payment
1. [**]	1. [**] Dollars ($[**])
2. [**]	2. [**] Dollars ($[**])

(i)            All Diagnostic Development Milestones are payable on a Diagnostic Product-by-Diagnostic Product basis [**] per Diagnostic Product.

(ii)           For this purpose, even if a Product contains [**], it shall be considered a [**] for purposes of this Section 4.4.  The principles of Section 4.4(a)(iii) shall apply [**] as they do to [**].

4.5          Royalty Payments. Merrimack shall pay Adimab royalties on Net Sales of Therapeutic Products at the rate of [**] percent ([**]%) and royalties on Net Sales of Diagnostic Products at the rate of [**] percent ([**]%), in each case with respect to all Net Sales achieved during the applicable Royalty Term (determined on a country-by-country and Product-by-Product basis in accordance with Section 4.6).

4.6          Royalty Term.  “Royalty Term” means, on a Product-by-Product and country-by-country basis, the time from the First Commercial Sale of such Product in such country until the later to occur of (a) the expiration of the last Valid Claim Covering the Product in the country in which such Product is sold, or (b) [**] the [**], on [**] of [**] with [**] to [**] of the [**] in a [**] of the [**] is [**] in the [**].

4.7          Combination Products.  If Merrimack, its Affiliate or the Product licensee or sublicensee of any of them sells any Product as a combination product containing one or more active ingredient(s) that are not Licensed Antibody(ies) (whether combined in a single formulation or sold as a bundle of separate formulations) (“Combination Product”), Net Sales for such Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where A is the invoice price of the Licensed Antibody(ies) in such Combination Product if sold separately, and B is the total invoice price of any other active ingredient or ingredients in the combination, if sold separately.  If, on a country-by-country basis, A or B is not available, then (a) Net Sales of such Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction of C/C+D where C is the fair market value of the Licensed Antibody(ies) and D is the fair market value of all other drug product(s) included in the Combination Product and (b) Merrimack shall notify Adimab of its good faith determination of such fair market values and make any applicable royalty payments based on such determination; provided that, if Adimab disagrees with such good faith determination, Adimab shall notify Merrimack of such disagreement and the Parties shall seek to resolve such disagreement in accordance with Section 10.2; provided further that, if the Parties are unable to resolve such disagreement through Senior Executives Discussions, either Party may request that the Parties resolve such dispute by appointing a mutually agreeable Third Party with expertise in commercial pharmaceutical matters to resolve the dispute, in which case the Parties shall appoint such Third Party within [**] days after such request and instruct such Third Party to resolve the dispute as promptly as possible, and any such resolution shall be binding on both Parties.  [**].  Both Parties shall use all reasonable efforts to cause the process to be completed within [**] days after it begins.  The Third Party dispute resolver shall be, and is hereby, instructed to fashion and cause the Parties to follow a procedure that limits discovery, allows written submissions of no more than [**] pages from each Party, and allows a presentation by each Party of their position not to exceed [**] hours (though the Parties’ may respond within time and page limits set by the Third Party to any questions the Third Party may have).

4.8          Quarterly Payment Timings.  All royalties due under Section 4.5 shall be paid quarterly, on a country-by-country basis, within [**] days after the end of the relevant calendar quarter for which royalties are due.

4.9          Royalty Payment Reports.  With respect to each calendar quarter, at the time(s) when the payments of Section 4.8 are due, Merrimack shall provide to Adimab a written report stating the number and description of all Products sold during the relevant calendar quarter; the gross sales associated with such sales; and the calculation of Net Sales on such sales.  The report shall provide all such information on a country-by-country and Product-by-Product basis.

4.10        Payment Method.  All payments due under this Agreement to Adimab shall be made by bank wire transfer in immediately available funds to an account designated by Adimab.  All payments hereunder shall be made in the legal currency of the United States of America, and all references to “$” or “dollars” shall refer to United States dollars (i.e., the legal currency of the United States).

4.11        Taxes.  Merrimack shall be responsible for and may withhold from payments made to Adimab under this Agreement any taxes required to be withheld by Merrimack under applicable law.  Accordingly, if any such taxes are levied on such payments due hereunder (“Withholding Taxes”), Merrimack shall (i) deduct the Withholding Taxes from the payment amount, (ii) pay all applicable Withholding Taxes to the proper taxing authority, and (iii) send evidence of the obligation and payment of such tax to Adimab concurrently with the payment by Merrimack to Adimab of the payment hereunder subject to such Withholding Taxes.

4.12        Records; Inspection.

(a)           Merrimack shall keep, for a period of [**] years following the end of the calendar year to which such records relate, and ensure that its Affiliates keep, complete and accurate records of its sales of Product including all records that may be necessary for the purposes of calculating all payments due under this Agreement.  Merrimack shall make such records available for inspection by an accounting firm selected by Adimab at Merrimack’s premises in the United States on reasonable notice during regular business hours.

(b)           At Adimab’s expense no more than [**] per calendar year, Adimab has the right to retain an independent certified public accountant from a nationally recognized (in the U.S.) accounting firm (that is not an Affiliate of Adimab) to perform on behalf of Adimab an audit, conducted in accordance with GAAP, of such books and records of Merrimack and its Affiliates as are necessary (in the reasonable opinion of the auditor) to verify Net Sales for the period or periods requested by Adimab and the correctness of any report or payments made under this Agreement, and solely for such purpose.  Merrimack may require that such independent accounting firm enter into a confidentiality agreement reasonably satisfactory to Merrimack as a condition to obtaining access to such records.

(c)           If the audit reveals an underpayment, Merrimack shall promptly pay to Adimab the amount of such undisputed underpayment plus interest in accordance with Section 4.16.  If the audit reveals that the undisputed monies owed by Merrimack to Adimab has been understated by more than five percent (5%) for any calendar year, Merrimack shall, in addition, pay the reasonable costs of such audit.

4.13        Licensee/Sublicensee Reports, Records and Audits.  If Merrimack grants any Product licenses or sublicenses, the agreements for such licenses and sublicenses shall include an obligation for the sublicensee to (i) maintain, for a period of [**] years following the end of the calendar year to which such records relate, records adequate to document and verify the proper payments to be paid to Adimab hereunder; (ii) provide reports with sufficient information to allow such verification; and (iii) allow Adimab (or Merrimack if requested by Adimab) to verify the payments due (such audit right is not required to be any stronger than that of Section 4.12).  Merrimack may require that any such audit of a licensee or sublicensee be conducted as part of an audit by Merrimack of such licensee or sublicensee, if Merrimack is conducting an audit of the same licensee or sublicensee for the same reporting period(s).

4.14        Foreign Exchange.  If any currency conversion shall be required in connection with the calculation of amounts payable hereunder, such conversion shall be made using the average of the exchange rates for the purchase and sale of U.S. dollars, as reported by Bank of America in New York, New York (or its successor entity) on the last business day of the calendar quarter to which such payment pertains.  With any payment in relation to which a currency conversion is performed to calculate the amount of payment due, Merrimack shall provide to Adimab a true, accurate and complete copy of the exchange rates used in the calculation.

4.15        Non-refundable, non-creditable payments.  Each payment that is required under this Agreement is non-refundable and non-creditable.

4.16        Late Payments.  Any amount owed by Merrimack to Adimab under this Agreement that is not paid within the applicable time period set forth herein will accrue interest at the rate of [**] percent ([**]%) above the then-applicable short-term three-month London Interbank Offered Rate (LIBOR) as quoted in the Wall Street Journal (or if it no longer exists, a similarly authoritative source) calculated on a daily basis, or, if lower, the highest rate permitted under applicable law.

Third Party Patents.  [**] or [**] are [**] in [**] a [**] or the [**] to [**] and [**] of the [**] to [**] to [**] and [**] to [**] to the [**]:

[**]

on a[**] of [**] and [**] the [**] of the [**] to [**] to [**] are [**] to [**] are [**] be [**] and [**]

and [**] as to [**] to [**] of the [**] to the [**] that [**] of the [**], and [**]may [**] of the [**] are [**] of [**] with [**] and [**] of [**] and [**].

ARTICLE 5

INTELLECTUAL PROPERTY.

5.1          Program Patent and Program Know-How Ownership.

(a)           Adimab shall solely own, regardless of inventorship, all Program Patents directed to Platform/Core Technology Improvements.

(b)           Adimab shall solely own, regardless of inventorship, all Program Antibody Patents (including Adimab Program Antibody Patents and Merrimack Program Antibody Patents), until and unless Merrimack exercises the Option, at which time the assignment to Merrimack of the Licensed Antibody Program Patents as set forth in Section 3.3(a) shall be effective and [**].

(c)           All Program Patents other than those directed to Platform/Core Technology Inventions and Program Antibody Patents shall be owned based on inventorship determined in accordance with United States patent law.

(d)           Program Know-How that constitutes Platform/Core Technology Improvements shall be owned by Adimab regardless of by which Party developed the Know-How.

(e)           All other Program Know-How shall be owned by the Party that created it.

5.2          Disclosure.  During the term of the Agreement, each Party shall promptly disclose to the other Party the making, conception or reduction to practice of any Program Inventions that would be Covered by Program Antibody Patents, and, additionally in Merrimack’s case, of those that are Platform/Core Technology Improvements.  Such disclosure shall occur as soon as possible, but in any case within [**] days after the Party determines such Program Inventions have been invented.  (To avoid doubt, this Section shall not be read to require Adimab to disclose Program Inventions constituting Platform/Core Technology Improvements to Merrimack.)

5.3          Patent Prosecution and Maintenance.

(a)           Core Technology.  To avoid doubt, Adimab shall have, and retains, the sole right to file, prosecute, maintain, defend and enforce all Program Patents directed to Platform/Core Technology Improvements and all Platform/Background Patents, all at its own expense, and without any right of Merrimack to disclosure, input or commentary.

(b)           Program Antibody Patents, Other than Licensed Antibody Program Patents After Option Exercise.  Except as otherwise provided in this Section 5.3(b) as regards Program Antibody Patents during the Research Term and the Evaluation Term and in Sections 5.3(c), 5.4 and 5.7 as regards Licensed Antibody Program Patents after Option exercise, Adimab shall have the sole right to file, prosecute, maintain, defend and enforce all Program Antibody Patents, all at its own expense.

For the initial provisional patent filing(s) of each Program Antibody Patent, during the Research Term and the Evaluation Term, the Parties shall cooperate in preparing these provisional filings (including providing data and information and the like; but Adimab is not required to disclose the details of the Platform/Core Technology).  [**] and [**] and [**], at [**] or [**] to [**] in [**]. Both Parties will have the opportunity to review and comment upon such provisional patent applications prior to their filing.

[**] be [**] to [**] of the [**] of [**] to [**] the [**] on [**] to [**] with [**] to [**].

(c)           Licensed Antibody Program Patents After Option Exercise.  If Merrimack exercises the Option then:

(i)            [**].

(ii)           Merrimack shall thereafter have the right and shall use Commercially Reasonable Efforts to perform the preparation, prosecution and maintenance of the Licensed Antibody Program Patents with the goal of obtaining issued valid Coverage for the Licensed Antibodies through the Licensed Antibody Program Patents.  This shall be at Merrimack’s expense (including the costs of all foreign and PCT filings).  Adimab will have the opportunity to review and comment upon drafts of any and all patent applications and substantive correspondence related to preparing, prosecuting and maintaining such Licensed Antibody Program Patents.  Merrimack shall [**] to the [**] of [**] on the [**] has [**] and [**] has [**] and [**] the [**] or [**] has [**] or [**], to [**] of a [**] with the [**] be [**].

(iii)         Merrimack shall seek and maintain all Licensed Antibody Program Patents in the United States, the Major EU Countries [**].

(iv)          Notwithstanding anything express or implied in this Agreement, Merrimack’s rights and obligations to file, prosecute and maintain Program Antibody Patents are limited to the Licensed Antibody Program Patents.  Merrimack shall not be entitled to (and shall not) prosecute, file, maintain or enforce Program Antibody Patents that disclose the sequences of Program Antibodies disclosed by Adimab to Merrimack pursuant to the Research Program other than Licensed Antibody Program Patents that disclose the sequences of Licensed Antibodies.  Merrimack shall not be entitled to, and shall not, in the Licensed Antibody Program Patents, disclose or claim the sequence of any Program Antibody that is not a Licensed Antibody (or the corresponding nucleic acid sequence).  [**] to [**] on [**] the [**] on [**] that [**] in [**] of [**] is [**], and [**], is [**].

(c)           Serendipitous Program Inventions.

(i)            Adimab Program Inventions.  As between the Parties, Adimab shall have the sole right, at its sole expense and in its sole discretion, to prepare, file, prosecute, enforce and maintain (including conducting or participating in interferences and oppositions) all Patents directed to Adimab Program Inventions but not falling within the Program Antibody Patents or the Platform/Core Technology Improvements (which, to avoid doubt, are both addressed above).

(ii)           Merrimack Program Inventions.  Merrimack shall have the sole right, at its sole expense and in its sole discretion, to prepare, file, prosecute, enforce and maintain (including conducting or participating in interferences and oppositions) all Program Patents on Merrimack Program Inventions, other than Program Antibody Patents and Platform/Core Technology Improvements (which, to avoid doubt, are both addressed above).

(iii)         Serendipitous Joint Program Inventions. The Parties shall mutually agree which of them shall be responsible for either using its in-house patent attorneys or through mutually agreed upon outside counsel to prepare, file, prosecute, enforce and maintain

Program Patents on Joint Serendipitous Inventions, and how the costs of such activities will be shared.

5.4          Patent Term Restoration.  The Parties shall cooperate with each other, including by providing necessary information and assistance as the other Party may reasonably request, to obtain patent term restoration or supplemental protection certificates or their equivalents in any country where applicable to Licensed Antibody Program Patents.  After Option exercise, if elections with respect to obtaining such patent term restoration are to be made with respect to Licensed Antibody Program Patents and the Parties do not agree, [**] where it would have been possible to do so, Merrimack shall pay to Adimab royalties on Net Sales in the applicable country for the Royalty Term that would have resulted if Merrimack had elected to extend the Licensed Antibody Program Patent.

5.5          Cooperation of the Parties.  At the reasonable request of the responsible (as provided for in this Article 5) Party, the other Party agrees to cooperate fully in the preparation, filing, prosecution, enforcement and maintenance of any Program Patents under this Agreement.  Such cooperation includes executing all papers and instruments (or causing its personnel to do so) reasonably useful to enable the other Party to apply for and to prosecute patent applications in any country; and promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution, enforcement or maintenance of any such Patents.

5.6          Implementation.

(a)           Assignments.  Each Party hereby assigns to the other Party Program Inventions, associated Patents, and Program Know-How as necessary to achieve ownership as provided in Sections 5.1 and 3.3(a).  Each assigning Party shall execute and deliver all documents and instruments reasonably requested by the other Party to evidence or record such assignment or to file for, perfect or enforce the assigned rights.  Each assigning Party hereby appoints the other Party as attorney-in-fact solely to execute and deliver the foregoing documents and instruments if such other Party after making reasonable inquiry does not obtain them from the assigning Party.  Each Party (and its Affiliates) shall perform its activities under this Agreement through personnel who have made a similar assignment and appointment to and of such Party or its Affiliate.  Each assigning Party shall make its relevant personnel (and their assignments and signatures on such documents and instruments) reasonably available to the other Party for assistance in accordance with this Article at no charge.

(b)           Joint Ownership Implementation.  As regards Joint Serendipitous Inventions and the Program Patents to the extent claiming them, either Party is entitled to practice and license them without consent of and without a duty of accounting to the other Party.  Each Party hereby grants all permissions, consents and waivers with respect to, and all licenses under, the Joint Serendipitous Inventions and the Program Patents claiming them as necessary to achieve throughout the world the nature of joint ownership rights of the foregoing as described in Section 5.1 and the foregoing sentence.  To avoid doubt, this Section does not imply any permission, consent or waiver with respect to, or license under, any Patent or item of Know-How other than the Joint Serendipitous Inventions and the Program Patents to the extent claiming them.

5.7          Infringement of Patents by Third Parties.

(a)           Notification.  Each Party shall promptly notify the other Party in writing if the notifying Party reasonably believes that any Licensed Antibody Program Patent is being or has been infringed or misappropriated by a Third Party (such infringement, together with any that may be imminently threatened to occur by any potential generic version of a Product arising under the implementing procedures of 35 U.S.C. 271(e)(2) or ex-U.S. equivalent, “Infringement”, and “Infringe” shall be interpreted accordingly).

(b)           License-Competitive Infringement of Licensed Antibody Program Patents.

(i)            First Right.  Merrimack shall have the first right, but not the obligation, to enforce the Licensed Antibody Program Patents against Infringement through [**] (“License-Competitive Infringement”).  Merrimack shall reasonably consider Adimab’s comments on any such enforcement activities.  Except as provided in subsection (d) or in Section 5.8, Merrimack shall bear all costs and expenses for enforcement under this Section 5.7(b)(i) (including the costs of Adimab’s cooperation as required under subsection (e)).

(ii)           Back-up Right for License-Competitive Infringement of Licensed Patents.  If Merrimack does not bring action to prevent or abate License-Competitive Infringement within [**] after notification thereof to or by Merrimack pursuant to Section 5.7(a), then Adimab shall have the right, but not the obligation, to bring, at its own expense, an appropriate action against any person or entity engaged in such License-Competitive Infringement directly or contributorily.  [**] and [**] to [**], as [**] and [**].

(iii)         Proceeds.  Recoveries on suits under this Section 5.7(b) will be handled as provided in Section 5.8.

(c)           Non-License-Competitive Infringement. With respect to any Infringement of Program Antibody Patents anywhere in the world other than License-Competitive Infringement, Adimab shall have the exclusive right (but not the obligation) to prevent or abate such Infringement, and as between the Parties shall bear all related expenses and retain all related recoveries.  In that case, Adimab shall notify Merrimack of such Infringement and keep Merrimack reasonably informed with respect to the disposition of any action taken in connection with them.

(d)           Participation of the other Party with Respect to Infringement Suits.  If a Party brings an action against infringement under this Section 5.7, the other Party shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, and such Party shall reasonably cooperate with the Party bringing the action, including by joining such suit as a party plaintiff if necessary to obtain standing for such action (all at the expense on a pass-through basis of the enforcing Party).

(e)           Settlement.  Adimab shall not settle a claim brought under this Section 5.7 involving Program Antibody Patents in a manner that would limit or restrict the ability of Merrimack to sell Products for use in the Field, or impair the exclusivity of Merrimack’s license rights under this Agreement, or narrow the Licensed Antibody Program Patents or shorten their life, in each case without the prior written consent of Merrimack (which consent shall not be unreasonably withheld, conditioned or delayed).  Merrimack shall not settle a suit under this Section 5.7 in a way that would narrow the Licensed Antibody Program Patents or shorten their life, in each case without the prior written consent of Adimab (which consent shall not be unreasonably withheld, conditioned or delayed).

5.8          Allocation of Proceeds.  If monetary damages are recovered from any Third Party in an action brought by a Party under Section 5.7(b), such recovery shall be allocated first to the reimbursement of any costs and expenses incurred by the Party controlling such litigation (including, for this purpose, a reasonable allocation of expenses of internal counsel or other personnel acting in such capacity (i.e., coordination of litigation matters and the like)), then to the costs of the non-controlling Party incurred by the non-controlling Party to cooperate as requested by the controlling Party (to the extent not previously reimbursed and to avoid doubt including costs of the non-controlling Party’s independent counsel), and any remaining amounts shall be split as follows:  [**].

5.9          Patent Challenges.  [**] the [**] or [**] or [**] to [**] of [**] to [**] the [**] and [**] to [**] the [**] and [**] the [**] and [**] the [**] the [**] and/or [**] in [**] of the [**] or [**] and [**] or [**] are [**] the [**] of the [**] in [**].

ARTICLE 6

CONFIDENTIALITY; PUBLICITY.

6.1          General.  Any and all information disclosed or submitted in writing or in other tangible form — or if disclosed orally, that is indicated to be confidential at the time of disclosure and confirmed in writing as such within [**] days after initial disclosure — to one Party by the other Party under this Agreement or that certain Confidentiality Agreement between them dated June 12, 2009 is the “Confidential Information” of the disclosing Party.  In addition, information embodied in Adimab Materials is Adimab’s Confidential Information, and information embodied in the Merrimack Materials is Merrimack’s Confidential Information.  Each Party shall receive and maintain the other Party’s Confidential Information in strict confidence.  Neither Party shall disclose any Confidential Information of the other Party to any Third Party.  Neither Party shall use the Confidential Information of the other Party for any purpose other than as reasonably required to perform its obligations or exercise its rights hereunder.  Notwithstanding the foregoing, each Party may disclose the other Party’s Confidential Information to the receiving Party’s employees and contractors requiring access thereto for the purposes of this Agreement and, in the case of Merrimack, to Merrimack’s licensees, sublicensees and other Third Parties as reasonably required for Merrimack to exercise its rights with respect to the research, development, manufacture and commercialization of Program Antibodies and Products hereunder, provided, however, that prior to making any such disclosures, each such Third Party shall be bound by written agreement or other legally binding obligations to maintain Confidential Information in confidence and not to use such information for any purpose other than in accordance with the terms and conditions of this Agreement, provided further that such agreements must include confidentiality and non-use provisions at least as stringent as those in this Agreement, and provided further, however, that in the case of disclosures that are reasonably required to be made to Regulatory Authorities or patent offices from which obtaining such confidentiality undertakings is not practicable, no such undertakings shall be required.  [**] the [**], to the[**] is [**] in a [**] (“Specific Antibody Information”), as [**] for [**] and [**].  Each Party agrees to take reasonable steps to ensure that the other Party’s Confidential Information shall be maintained in confidence including such steps as it takes to prevent the disclosure of its own proprietary and confidential information of like character.  Each Party shall take all steps necessary to ensure that its Affiliates and employees and contractors shall comply with the terms and conditions of this Agreement.  The foregoing obligations of confidentiality and non-use shall survive, and remain in effect for a period of [**] years from, the termination or expiration of this Agreement in accordance with Article 9.

6.2          Exclusions from Nondisclosure Obligation.  The nondisclosure and nonuse obligations in Section 6.1 shall not apply to any Confidential Information to the extent that the receiving Party can establish by competent written proof that it:

(a)           at the time of disclosure is publicly known;

(b)           after disclosure, becomes publicly known by publication or otherwise, except by breach of this Agreement by such Party;

(c)           was in such Party’s possession in documentary form at the time of disclosure hereunder;

(d)           is received by such Party from a Third Party who has the lawful right to disclose the Confidential Information and who shall not have obtained the Confidential Information either directly or indirectly from the disclosing Party; or

(e)           is independently developed by such Party (i.e., without reference to Confidential Information of the disclosing Party).

6.3          Required Disclosures.  If either Party is required, pursuant to a governmental law, regulation or order, to disclose any Confidential Information of the other Party, the receiving Party, if practicable (i) shall give advance written notice to the disclosing Party, (ii) shall make a reasonable effort to cooperate with the other Party’s efforts to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the law or regulation required and (iii) shall disclose the Confidential Information solely to the extent required by the law or regulation; provided that, this Section 6.3 shall not permit any disclosure or use of such Confidential Information beyond the required disclosure (and shall not permit use of the disclosed information, if disclosure remains confidential from the general public, as may be the case of information disclosed pursuant to a protective order).

6.4          Terms of Agreement.  The terms of this Agreement are the Confidential Information of both Parties.  However, each Party shall be entitled to disclose the terms of this Agreement under legally binding obligations of confidence and limited use to:  legal, financial and investment banking advisors; and potential and actual investors, lenders, acquirors and licensees or sublicensees and counsel for the foregoing.  In addition, if legally required, a copy of this Agreement may be filed by either Party with the SEC (or relevant ex-U.S. counterpart).  In that case, the filing Party will if requested by the other Party diligently seek confidential treatment for terms of this Agreement for which confidential treatment is reasonably available, and shall provide the non-filing Party reasonable advance notice of the terms proposed for redactions and a reasonable opportunity to request that the filing Party make additional redactions to the extent confidential treatment is reasonably available under the law.  Such reasonable opportunity shall include at least [**] weeks to comment in the case of the initial public filing of this Agreement.  [**].

6.5          Return of Confidential Information.  Promptly after the termination or expiration of this Agreement for any reason, each Party shall return to the other Party all tangible manifestations of such other Party’s Confidential Information at that time in the possession of the receiving Party.

6.6          Publicity.  The Parties have agreed there will not be a press release to announce the execution of this Agreement.  Other than a mutually agreed press release (should the Parties ever agree to one), and other than repeating information in a mutually agreed press release, neither Party will generate or allow any publicity regarding this Agreement or the transaction contemplated hereunder.  Notwithstanding the foregoing, each Party may make such public announcements as may be required in order to comply with applicable securities laws and regulations, but in this case shall if practicable first confer and seek approval from (i.e., attempt to reach consensus with) the other Party as to what will be said in the disclosure, allowing a reasonable time prior to the disclosure for the other Party to review and for the attempt to reach consensus as to the text of any such required disclosure in advance.  In addition, it is understood and agreed between the Parties that for its marketing purposes Adimab may without disclosing that Merrimack is Adimab’s counterparty under this Agreement or the Target, disclose that this Agreement has been executed, and as success events under this Agreement occur (Research Program and other milestones under this Agreement).

6.7          Certain Data.

(a)           Notwithstanding this Article 6, without disclosing Merrimack’s identity or the identity of the Program Antibody, other antibodies previously tested by or for Merrimack or the Target (although the class of protein of the Target may be disclosed), Adimab shall be entitled to disclose the following Program Know-How:  (i) [**].

(b)           In addition, Merrimack [**] to [**], and [**] to [**] or [**] as [**] by [**] to [**] and [**].  Such data [**] in [**] to [**] by [**]. Any such data that [**] for [**] as [**] will be responsible for [**] of the [**] to [**] as [**] to the [**] or the [**], but is [**] to [**] for [**] and [**].  To be clear, if there is [**] for [**] no data [**] the [**] for data [**] be disclosed pursuant to Section 6.7(a) above.  Further, for the sake of clarity, this Section 6.7 does not [**] to [**] the data for [**] described in Section 6.7(a) or 6.7(b) to [**], and [**] to the extent that it is [**].

6.8          Publications.  Merrimack and its Affiliates, licensees and sublicensees shall have the right to publish or present scientific or technical data, results or other information with respect to any Licensed Antibody or Product.  In the event that Merrimack or any of its Affiliates, licensees or sublicensees desires to make any such publication or presentation that would disclose non-public information about a Licensed Antibody or Product, Merrimack shall notify Adimab of such planned publication or presentation at least [**] days (or at least [**] days in the case of abstracts or oral presentations) prior to submission for publication for review by Adimab.  If Adimab notifies Merrimack that such publication or presentation, in Adimab’s reasonable judgment, contains an invention for which Adimab desires to obtain patent protection, Merrimack shall further delay such publication or presentation for a period reasonably sufficient to permit the timely preparation and filing by Adimab of a patent application(s) on any invention disclosed in such publication or presentation (but no more than [**] days from the date of Adimab’s notice thereof).  To avoid doubt, this Section 6.8 shall not be read to permit the disclosure of any Confidential Information of Adimab other than Specific Antibody Information.

ARTICLE 7

REPRESENTATIONS, WARRANTIES AND COVENANTS.

7.1          Mutual.  Each of Adimab and Merrimack hereby represents and warrants to the other of them that the representing and warranting Party is duly organized in its jurisdiction of incorporation; that the representing and warranting Party has the full power and authority to enter into this Agreement; that this Agreement is binding upon the representing and warranting Party; and that this Agreement has been duly authorized by all requisite corporate action within the representing and warranting Party.

7.2          By Adimab.  Adimab hereby represents and warrants to Merrimack that:

[**]

7.3          Adimab Covenants.  Adimab hereby covenants to Merrimack that:

(a)           Adimab shall not during the term of this Agreement enter into any agreement or arrangement with a Third Party that would preclude or conflict with the grant to Merrimack of the rights that Adimab grants under this Agreement;

(b)           [**] the [**] the [**] of this [**] the [**], and [**] of this [**] and [**] to [**] of [**] by [**] and [**] to the [**] to [**] to the [**] of a [**] the [**] with [**] by the [**] to [**] and [**] the [**] with the [**] and [**] to [**] to a [**] that [**] and [**] of the [**].

(c)           [**] and [**] that [**] or the [**], and the [**] of the [**] as [**] and [**].

7.4          Merrimack Covenant.  [**] to [**] and [**] of [**] and the [**] as [**] in the [**] or [**] and [**], and [**] and [**] for the [**] in the [**] and [**] and [**] with [**], and the [**].

7.5          DISCLAIMER OF WARRANTIES.  OTHER THAN THE EXPRESS WARRANTIES AND COVENANTS OF SECTIONS 7.1, 7.2, 7.3 AND 7.4, EACH PARTY DISCLAIMS ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR THAT ANY PRODUCTS DEVELOPED UNDER THIS AGREEMENT ARE FREE FROM THE RIGHTFUL CLAIM OF ANY THIRD PARTY, BY WAY OF INFRINGEMENT OR THE LIKE OR THAT ANY PROGRAM PATENTS WILL ISSUE OR BE VALID OR ENFORCEABLE.

ARTICLE 8

INDEMNIFICATION

8.1          By Adimab.  Adimab hereby agrees to indemnify, defend and hold harmless (collectively, “Indemnify”) Merrimack, its Affiliates and its and their directors, officers, agents and employees (collectively, “Merrimack Indemnitees”) from and against any and all liability, loss, damage or expense (including without limitation reasonable attorneys fees) (collectively, “Losses”) they may suffer as the result of Third-Party claims, demands and actions (collectively, “Third-Party Claims”) arising out of or relating to any breach of a representation, warranty or covenant made by Adimab under Article 7 or other breach by Adimab of its obligations under this Agreement, except to the extent of any Losses (i) [**].

8.2          By Merrimack.  Merrimack hereby agrees to Indemnify Adimab, its Affiliates and its and their directors, officers, agents and employees (collectively, “Adimab Indemnitees”) from and against any and all Losses they may suffer as the result of Third-Party Claims arising out of or relating to (a) any breach of a representation, warranty or covenant made by Merrimack under Article 7, (b) Merrimack’s research, testing, development, manufacture, use, sale, distribution, licensing and/or commercialization of Program Antibodies and/or Products (or Program-Benefited Antibodies or products incorporating them), or (c) Target-related intellectual property (including Patents directed to antibodies based on their interaction with the Target) and Target-related contractual obligations of Merrimack and its Affiliates, except in each case to the extent of any Losses (i) [**].

8.3          Procedures.  Each of the foregoing agreements to Indemnify is conditioned on the relevant Adimab Indemnitees or Merrimack Indemnitees (i) providing prompt written notice of any Third-Party Claim giving rise to an indemnification obligation hereunder, (ii) permitting the indemnifying Party to assume full responsibility to investigate, prepare for and defend against any such Third-Party Claim, (iii) providing reasonable assistance in the defense of such claim at the indemnifying Party’s reasonable expense, and (iv) not compromising or settling such Third-Party Claim without the indemnifying Party’s advance written consent.  If the Parties cannot agree as to the application of the foregoing Sections 8.1 and 8.2, each may conduct separate defenses of the Third-Party Claim, and each Party reserves the right to claim indemnity from the other in accordance with this Article 8 upon the resolution of the underlying Third-Party Claim.

8.4          Limitation of Liability.  EXCEPT TO THE EXTENT SUCH PARTY MAY BE REQUIRED TO INDEMNIFY THE OTHER PARTY UNDER THIS ARTICLE 8 (INDEMNIFICATION) OR AS REGARDS A BREACH OF A PARTY’S RESPONSIBILITIES PURSUANT TO ARTICLE 6 (CONFIDENTIALITY), NEITHER PARTY NOR ITS RESPECTIVE AFFILIATES SHALL BE LIABLE FOR ANY SPECIAL, INDIRECT, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES HEREUNDER, WHETHER IN CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE.

ARTICLE 9

TERM.

9.1          Term.  The term of this Agreement shall commence on the Effective Date and shall expire upon (a) the expiration of the Option (if it expires unexercised), or (b) if later, on a country-by-country basis on the expiration of the last Royalty Term for a Product in the particular country (and payment of any required payments to Adimab in such country), in each case, unless earlier terminated by a Party as set forth below in this Article 9.

9.2          Material Breach.  Either Party may terminate this Agreement for the material breach of this Agreement by the other Party, if such breach remains uncured [**] days following notice from the non-breaching Party to the breaching Party specifying such breach; provided that, with respect to any such material breach of Merrimack’s diligence obligations pursuant to Section 3.4 relating to one or more (but not all) of the Major Regions, if such breach remains uncured [**] days following notice from the non-breaching Party to the breaching Party specifying such breach, this Agreement shall not terminate, but Merrimack’s licenses hereunder shall terminate on a Major Region-by-Major Region basis (and as to the rest of the world) as set forth in Section 3.4; provided that, if Merrimack’s licenses hereunder terminate in all three (3) Major Regions pursuant to Section 3.4, this Agreement shall also terminate.

Notwithstanding anything to the contrary in this Section 9.2 above, if the asserted material breach is a payment breach, [**], then this Agreement shall terminate only upon a final determination by a competent court in accordance with Section 10.2 that such a material breach has occurred; and provided that, in the case of a payment breach that is so determined by a competent court to be a basis for termination, this Agreement shall not terminate if, within [**] days after such final determination, Merrimack pays Adimab all amounts held to be owed to Adimab.

9.3          Elective Termination.  Merrimack may terminate this Agreement at any time on ninety (90) days prior written notice.

9.4          Commitments Regarding Program-Benefited Antibodies.  This Agreement gives Merrimack the right to modify the Licensed Antibodies, by including modified versions of them and derivatives of them that bind the same epitope(s) in the definition of “Product” provided above.  Each (a) [**] of a [**] and [**] or a [**], or by [**] or a [**] and that [**] and [**] or [**] as a [**] (nor license, assist or enable a Third Party to do the same).

9.5          Survival in All Cases.  Termination of this Agreement shall be without prejudice to or limitation on any other remedies available to nor any accrued obligations of either Party.  In addition, Sections 3.3(b) (to avoid doubt, with the perpetual license that the last clause of such Section provides only applying after an expiration of the applicable Royalty Term; no license granted to Merrimack hereunder shall convert to such a perpetual license after any early termination of this Agreement), 4.12, 5.1, 7.2, 9.4, 9.5, and 9.6 and Articles 6, 8 and 10 shall survive any expiration or termination of this Agreement.

9.6          Additional Effects of Termination for Merrimack Fault or Merrimack Elective Termination.  If Adimab terminates this Agreement for Merrimack’s uncured material breach, or Merrimack terminates this Agreement at-will under Section 9.3, then Merrimack and its Affiliates hereby assign — effective upon such termination — to Adimab all right, title and interest in and to the Licensed Antibody Program Patents, and Merrimack shall either, at Adimab’s option, return to Adimab or destroy all Adimab Materials.

ARTICLE 10

MISCELLANEOUS.

10.1        Independent Contractors.  The Parties shall perform their obligations under this Agreement as independent contractors.  Nothing contained in this Agreement shall be construed to be inconsistent with such relationship or status.  This Agreement and the Parties’ relationship in connection with it shall not constitute, create or in any way be interpreted as a joint venture, fiduciary relationship, partnership or agency of any kind.

10.2        Dispute Resolution.  Either Party may refer any dispute in connection with this Agreement to senior executives of the Parties (for Adimab, its CEO or his designee and for Merrimack, a senior vice president or officer of greater seniority) for good-faith discussions over a period of not less than [**] days (the “Senior Executives Discussions”).  Each Party will make its executives reasonably available for such discussions.  If the Parties are unable to resolve the dispute through the Senior Executives Discussions within such [**] days, then either Party may proceed to seek a judicial resolution of the matter.

10.3        Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to its conflict of laws principles.

10.4        Entire Agreement.  This Agreement (including its Exhibits) sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties with respect to such subject matter (including that certain Confidentiality Agreement between the Parties dated June 12, 2009).  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of the Parties.

10.5        Assignment.  Neither Party may assign in whole or in part this Agreement without the advance written consent of the other Party, except as set forth in the following sentence.  Either Party may assign this Agreement in its entirety to the successor to all or substantially all of its business or assets to which this Agreement relates or in connection with its merger with, or the sale of all or substantially all of its assets to which this Agreement relates to, another entity.  In addition, Adimab may assign this Agreement, or any of its rights under this Agreement, in connection with the sale of, monetization of, transfer of, or obtaining financing on the basis of the payments due to Adimab under this Agreement or debt or project financing in connection with this Agreement, it being understood and agreed that such assignment shall not undo the license or assignment to Merrimack in Section 3.3 in the case that Merrimack exercises or has exercised its Option.  Notwithstanding the foregoing, in the case of any permitted assignment (other than a partial assignment of this Agreement by Adimab under the foregoing sentence), the assignment shall only be made if the assignee agrees in writing to be bound by all terms and conditions applicable to the assigning Party, and (in all cases, including in the case of a partial assignment of this Agreement by Adimab under the foregoing sentence) the assigning Party shall remain primarily liable to the other Party for the performance of all of the assigning Party’s obligations hereunder.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.  Any assignment of this Agreement not made in accordance with this Agreement is prohibited hereunder and shall be null and void.

10.6        Severability.  If one or more of the provisions in this Agreement are deemed unenforceable by law, then such provision shall be deemed stricken from this Agreement and the remaining provisions shall continue in full force and effect.

10.7        Force Majeure.  Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by a Force Majeure (defined below) and the nonperforming Party promptly provides notice of the prevention to the other Party.  Such excuse shall be continued so long as the condition constituting Force Majeure continues and the nonperforming Party takes reasonable efforts to remove the condition, but no longer than six (6) months.  For purposes of this Agreement, “Force Majeure” means conditions beyond a Party’s reasonable control or ability to plan for, including acts of God, war, terrorism, civil commotion, labor strike or lock-out; epidemic; failure or default of public utilities or common carriers; and destruction of production facilities or materials by fire, earthquake, storm or like catastrophe;  provided, however, the payment of invoices due and owing under this Agreement shall not be excused by reason of a Force Majeure affecting the payor.

10.8        Notices.  Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail, postage prepaid, delivered by express delivery service or personally delivered.  Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

If to Adimab:

Adimab, Inc.

16 Cavendish Court

Lebanon, NH 03766

(603) 727-7107

Attention:  CEO
Facsimile: [**]

with a required copy to each of :

Attention:  Head, Business Development at the same address and fax.

and

Morrison & Foerster LLP
425 Market Street
San Francisco, CA  94105
Attention:  Laura O. Spiegelman
Facsimile: [**]

In the case of Merrimack:

Merrimack Pharmaceuticals, Inc.

One Kendall Square, Suite B7201

Cambridge, MA 02139

Attention:  SVP, Business Development

Facsimile:  [**]

with a required copy to:

WilmerHale

60 State Street

Boston, MA 02109

Attention:  Steven D. Barrett

Facsimile:  (617) 526-5000

10.9        Construction.  This Agreement has been prepared jointly and shall not be strictly construed against either Party.  Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

10.10      Headings.  The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on, nor to be used to interpret, the meaning of the language contained in the particular article or section.

10.11      No Waiver.  Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the subsequent enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time executed by an authorized officer of the waiving Party.

10.12      Performance by Affiliates.  A Party may perform some or all of its obligations under this Agreement through Affiliate(s) or may exercise some or all of its rights under this Agreement through Affiliates.  However, each Party shall remain responsible and be guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.  In particular and without limitation, all Affiliates of a Party that receive Confidential Information of the other Party pursuant to this Agreement shall be governed and bound by all obligations set forth in Article 6, and shall (to avoid doubt) be subject to the intellectual property license, assignment and other intellectual property provisions of Articles 3 and 5 as if they were the original Party to this Agreement (and be deemed included in the actual Party to this Agreement for purposes of all intellectual property-related definitions).  A Party and its Affiliates shall be jointly and severally liable for their performance under this Agreement.

10.13      Counterparts.  This Agreement may be executed in one or more identical counterparts, each of which shall be deemed to be an original, and which collectively shall be deemed to be one and the same instrument.  In addition, signatures may be exchanged by facsimile or PDF.

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IN WITNESS WHEREOF, the Parties have by duly authorized persons executed this Agreement as of the date first written above.

MERRIMACK PHARMACEUTICALS, INC.:		ADIMAB, INC.:

By:	/s/ Robert J. Mulroy	By:	/s/ Errik B. Anderson

Title:	President and CEO	Title:	COO

Date:	Nov. 16, 2009	Date:	Nov. 16, 2009

EXHIBIT A

RESEARCH PLAN

See following pages.

Adimab-Merrimack Collaboration Work Plan

[**]

Summary of Proposed Work Plan

[**]

Confidential materials omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.  A total of three pages were omitted.

Work Plan

Confidential materials omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.  A total of four pages were omitted.

[**]

FIRST AMENDMENT

THIS FIRST AMENDMENT (the “Amendment”) is made as of 4/27, 2010 (the “Amendment Effective Date”), by and between ADIMAB, INC., a Delaware corporation having an address at 16 Cavendish Court, Lebanon, NH 03766 (“Adimab”) and MERRIMACK PHARMACEUTICALS, INC., a Massachusetts corporation having an address at One Kendall Square, Suite B7201, Cambridge, MA 02139 (“Merrimack”).

BACKGROUND

1.                                       Adimab and Merrimack are parties to that certain Collaboration Agreement dated November 16, 2009 (“Collaboration Agreement”).

2.                                       Adimab and Merrimack wish to amend the Collaboration Agreement to expand the Research Plan and make certain related amendments.

AGREEMENT

Adimab and Merrimack hereby agree as follows:

1.                                       Initially capitalized terms used but not defined in this First Amendment shall have the meanings given in the Collaboration Agreement.

2.                                       The Collaboration Agreement is hereby amended to add to the Research Plan of Exhibit A to the Collaboration Agreement, all of the activities set forth in Exhibit A to this Amendment

3.                                       Without limiting Adimab’s data disclosure rights under the Collaboration Agreement as originally executed, the Collaboration Agreement is hereby amended such that data generated by Merrimack pertaining to the Research Plan effected by this Amendment (“Amendment/New Data”) shall be included under and governed by Section 6.7 of the Collaboration Agreement.

4.                                       Except as amended above, the Collaboration Agreement remains unchanged and in full force and effect.

5.                                       Article 10 of the Collaboration Agreement applies to this Amendment as if set forth herein in its entirety.

[remainder of page intentionally blank]

IN WITNESS WHEREOF, the Parties have by duly authorized persons executed this Agreement as of the date first written above.

MERRIMACK PHARMACEUTICALS, INC.:		ADIMAB, INC.:

By:	/s/ Edward J. Stewart	By:	/s/ Errik B. Anderson

Title:	SVP, Business Development	Title:	COO

Date:	April 27, 2010	Date:	4/27/2010

EXHIBIT A TO FIRST AMENDMENT

ADDITION TO RESEARCH PLAN

Confidential materials omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.  A total of two pages were omitted.

[**]

SECOND AMENDMENT

THIS SECOND AMENDMENT (the “Amendment”) is made as of June 2, 2011 (the “Amendment Effective Date”), by and between ADIMAB, LLC, a Delaware limited liability company having an address at 16 Cavendish Court, Lebanon, NH 03766 (“Adimab”) and MERRIMACK PHARMACEUTICALS, INC., a Delaware corporation having an address at One Kendall Square, Suite B7201, Cambridge, MA 02139 (“Merrimack”).

BACKGROUND

1.                                       Adimab and Merrimack are parties to that certain Collaboration Agreement dated November 16, 2009 and first amended April 27, 2010 (“Collaboration Agreement”).

2.                                       To avoid any confusion, the original Adimab signatory to the Collaboration Agreement was “Adimab, Inc., a Delaware corporation.”  Effective December 31, 2010, Adimab, Inc., a Delaware corporation merged into Adimab, LLC, a Delaware limited liability company, such that Adimab, LLC is the current Adimab party to the Collaboration Agreement.

3.                                       Adimab and Merrimack wish to amend the Collaboration Agreement to provide accommodation to Merrimack on the first Therapeutic Development Milestone event under the Collaboration Agreement.

4.                                       Merrimack is the successor to Merrimack Pharmaceuticals, Inc., a Massachusetts corporation.

AGREEMENT

Adimab and Merrimack hereby agree as follows:

1.                                       Initially capitalized terms used but not defined in this Second Amendment shall have the meanings given in the Collaboration Agreement.

2.                                       By way of background, the Research Term under the Collaboration Agreement expired on [**], such that the deadline under Section 4.4(a)(i) as originally written for Merrimack to have the right to pay [**] dollars rather than [**] dollars in respect of Therapeutic Development Milestone event 1 (“[**]”) was [**].

3.                                       The language in the cell of the milestone table in Section 4.4(a) that is in the righthand column, in the second row (the row for Therapeutic Development Milestone event 1) that reads “[**] Dollars ($[**]), subject to reduction to [**] Dollars as provided in Section 4.4(a)(i)” is hereby amended to read “[**] Dollars ($[**]) subject to reduction as provided in Section 4.4(a)(i).”

4.                                       Section 4.4(a)(i) of the Collaboration Agreement is hereby deleted and replaced with the following:

“(i)                               The payment for Therapeutic Development Milestone 1 shall be reduced by X, where X is equal to [**] Dollars ($[**]) minus [**] that such Therapeutic Development Milestone 1 is achieved.  A [**] for this purpose shall mean any [**] that is not a [**].  As non-limiting examples:

[**]

For the avoidance of doubt, Merrimack shall not have to pay Adimab more than [**] Dollars ($[**]) in respect of such achievement of Therapeutic Development Milestone 1 under any circumstances.

5.                                       This Amendment is being entered into effective as of the same date as that certain Second Collaboration Agreement between the Parties.  The consideration to Adimab, with respect to the accommodations to Merrimack set forth in this Amendment, is contained in that Second Collaboration Agreement.

6.                                       There shall be a press release with respect to the existence of the Collaboration Agreement, and the speed with which antibodies discovered are entered into the clinic.  The Parties shall mutually cooperate to mutually agree as to the wording of such an announcement.  Notwithstanding the foregoing, public disclosure shall be permitted in language and on a timeline that at a minimum ensures compliance with Securities and Exchange Commission and other regulations.  Section 6.6 of the Collaboration shall remain otherwise unchanged and this Section 6 shall not be used to interpret or limit either Party’s disclosure rights under Section 6.6 of the Collaboration Agreement.

7.                                       The address for the required copy to Adimab’s counsel of written notices under Section 10.8 of the Collaboration Agreement is hereby updated to reflect the following information:

Spiegelman Life Sciences

1459 Eighteenth Street — PMB 309

San Francisco, CA 94107

Attention: Laura O. Spiegelman

fax [**]

8.                                       Except as amended above, the Collaboration Agreement remains unchanged and in full force and effect.

9.                                       Adimab shall be entitled to terminate this Amendment by written notice to Merrimack if Merrimack does not execute and deliver to Adimab, within 2 Business Days after the Amendment Effective Date, the Second Collaboration Agreement for which Adimab is providing its signature alongside Adimab’s signature on this Amendment.

10.                                 Article 10 of the Collaboration Agreement applies to this Amendment as if set forth herein in its entirety.

IN WITNESS WHEREOF, the Parties have by duly authorized persons executed this Agreement as of the date first written above.

MERRIMACK PHARMACEUTICALS, INC.:		ADIMAB, LLC:

By:	/s/ William A. Sullivan	By:	/s/ Errik B. Anderson

Title:	CFO	Title:	COO

Date:	6/1/2011	Date:	6/2/11

THIRD AMENDMENT

THIS THIRD AMENDMENT (this “Amendment”) is made as of October 11, 2011 (the “Amendment Effective Date”), by and between ADIMAB, LLC, a Delaware limited liability company having an address at 16 Cavendish Court, Lebanon, NH 03766 (“Adimab”) and MERRIMACK PHARMACEUTICALS, INC., a Delaware corporation having an address at One Kendall Square, Suite B7201, Cambridge, MA 02139 (“Merrimack”).

BACKGROUND

1.             Adimab and Merrimack are parties to that certain Collaboration Agreement dated November 16, 2009 and previously amended April 27, 2010 and June 2, 2011 (“Collaboration Agreement”).

2.             Adimab is the successor to Adimab, Inc., a Delaware corporation.

3.             Merrimack is the successor to Merrimack Pharmaceuticals, Inc., a Massachusetts corporation.

4.             Merrimack executed Option (as defined in the Collaboration Agreement) on [**].

AMENDMENT

Adimab and Merrimack hereby agree as follows:

1.             Initially capitalized terms used but not defined in this Amendment shall have the meanings given in the Collaboration Agreement.

2.             The Parties have previously agreed (and hereby ratify such agreement) that, although Merrimack exercised the Option as of [**], Merrimack would have until [**] to specify Licensed Antibodies pursuant to Section 3.2 of the Collaboration Agreement.

3.             This Amendment constitutes an amendment to the Collaboration Agreement to extend the date for Merrimack’s specification of Licensed Antibodies pursuant to Section 3.2 of the Collaboration Agreement until [**], and to make the amendments set forth below.

4.             Section 3.2 of the Collaboration Agreement is hereby amended to [**] the number of Licensed Antibodies that Merrimack is permitted to specify to [**].

5.             Attached as Appendix A to this Amendment is a listing of the [**] Licensed Antibodies that Merrimack hereby specifies.

6.             Article 10 of the Collaboration Agreement applies to this Amendment as if set forth herein in its entirety.

IN WITNESS WHEREOF, the Parties have by duly authorized persons executed this Amendment as of the date first written above.

MERRIMACK PHARMACEUTICALS, INC.:		ADIMAB, LLC:

By:	/s/ Edward J. Stewart	By:	/s/ Errik B. Anderson

Title:	SVP, Business Development	Title:	COO

Date:	10/11/11	Date:	10/12/2011

APPENDIX A

LICENSED ANTIBODIES

[**]